Exhibit 99.1

FOR RELEASE: IMMEDIATELY	Media Contact:	Steve Galpin, Jr.
(908) 298-7415
	Investor Contact:	Alex Kelly
(908) 298-7436
SCHERING-PLOUGH REPORTS 2005 THIRD QUARTER FINANCIAL RESULTS
Company Announces Beginning of Turnaround Phase
KENILWORTH, N.J., Oct. 24, 2005 — “Today we are announcing a major milestone in the transformation of Schering-Plough — the beginning of the Turnaround phase,” said Fred Hassan, chairman and CEO of Schering-Plough Corporation (NYSE: SGP), in reporting financial results for the 2005 third quarter.
     “When I joined Schering-Plough in the spring of 2003, this was a company facing serious challenges requiring urgent stabilization and repair. Today, thanks to many bold actions on many fronts by our people around the world, Schering-Plough has halted a downward spiral of performance. We are now driving growth and steadily building strength.”
     For the 2005 third quarter, Schering-Plough reported net income available to common shareholders of $43 million or 3 cents per common share on a GAAP basis. The per-share results include a charge of 8 cents per share related to a previously announced R&D payment made to Centocor, Inc., and a favorable impact of 3 cents per share for a tax-related item.
     Hassan added: “With the results reported today, we have now registered our fourth consecutive quarter of strong sales growth and our third consecutive quarter of higher earnings, excluding special items. We will continue to work on driving growth coupled with financial discipline in order to transform Schering-Plough into a high-performance competitor for the long term.”
     The Turnaround phase is the third of five phases in the six- to eight-year Action Agenda announced by Hassan in April 2003, shortly after joining the company as chairman and CEO. The Turnaround phase, which starts now, is expected to run for 12 to 18 months and follows the Stabilize and Repair phases. Hassan noted that actions to strengthen Schering-Plough’s infrastructure, systems and business practices that were launched in the earlier phases will continue into the Turnaround phase.
     Hassan continued: “We achieved solid growth across a broad front in the recent quarter. In addition to our cholesterol franchise, seven of our top 10 prescription products recorded double-digit sales increases in the third quarter. We are building product development excellence and we are making steady progress in advancing our R&D pipeline. Our global supply chain is achieving improved operating efficiencies. We are completing our obligations under the FDA consent decree while working to put other issues from the past behind us. We are on the right track and delivering on our plans,” he said.
     Looking ahead, Hassan outlined the company’s objectives for the Turnaround phase.
     “Our first goal is to continue to deliver solid top-line sales growth, which, when supported by continuing overhead cost-containment and reinvestment, would drive bottom-line earnings growth for the long term,” he stated.
     “Our second goal is to set the foundation for the fourth phase in our Action Agenda — the Build the Base phase. During this phase, we will be focused on developing breadth and depth across the company — including in our pipeline and product portfolio.”
     Hassan noted that during the Turnaround phase, the company will also continue working to complete important actions initiated in the Stabilize and Repair phases, such as the FDA consent decree.
Highlights of Third Quarter 2005
Reviewing key accomplishments in the 2005 third quarter, Hassan cited the strong performance of the cholesterol franchise, managed in partnership with Merck & Co., Inc. and comprising VYTORIN (ezetimibe/simvastatin) and ZETIA (ezetimibe). As a franchise, the two products together have captured more than 13 percent of new prescriptions for the U.S. cholesterol management market (based on IMS). VYTORIN, which offers dual inhibition of both sources of LDL cholesterol, continues to gain share in the large and competitive U.S. cholesterol market. After just one year since launch, VYTORIN now ranks as the third-leading prescription product for treating patients with high cholesterol (based on new prescriptions). To date, physicians have written more than 6 million total prescriptions for VYTORIN in the United States. ZETIA is retaining its strength even as VYTORIN grows its market share.
     “We will continue to seek out opportunities and demonstrate the qualities that Schering-Plough can bring as a licensing and comarketing partner,” Hassan said. “These kinds of agreements are an important way for us to strengthen our competitive position and broaden our product pipeline,” he added, citing two recent examples. In August, the company announced it had exercised its rights to develop and commercialize CNTO 148 (golimumab) with Centocor, Inc. Golimumab is a fully human monoclonal antibody being developed as a therapy for the treatment of rheumatoid arthritis and other immune-mediated inflammatory diseases. Effective Sept. 1, Schering-Plough acquired exclusive U.S. development and commercialization rights to INTEGRILIN for acute coronary syndrome under a restructured agreement with Millennium Pharmaceuticals, Inc., as previously disclosed.

     Turning to the FDA consent decree, he said Schering-Plough continues to make steady progress in fulfilling its obligations to the U.S. Food and Drug Administration. As of Sept. 30, the company has completed 197 of 212 significant steps and 27 of 30 validation actions without incurring any payments for missed deadlines. An important recent accomplishment was the completion of revalidation programs for bulk active pharmaceutical ingredients by Sept. 30, 2005, as required under the consent decree. The company is working toward its goal of completing the GMP Workplan and revalidation of finished drugs by Dec. 31, 2005. “While we have built an excellent record of meeting our consent decree commitments, we know our work is not yet done and challenges remain. We intend to meet those challenges,” he added, “in order to be in a position to request by May of 2007 to have the decree lifted. These efforts have further strengthened the company and better prepared us to meet the challenges of the future.”
     Hassan said Schering-Plough would continue to build its strength in global operations, with additional investments and expenditures in pharmaceutical development, IT systems, manufacturing, post-marketing studies and monitoring, and other areas. “We are investing for the long term,” Hassan added, “as we work to advance the Action Agenda and pursue our goals for the New Schering-Plough.”
Third Quarter 2005 Results
Schering-Plough reported net income available to common shareholders of $43 million in the 2005 third quarter or 3 cents per common share compared with net income available to common shareholders in the 2004 period of $14 million or 1 cent per share. Included in the 2005 results is a charge of $124 million, or 8 cents per share, related to an R&D payment for exercising rights to develop and commercialize CNTO 148 (golimumab). Also included in 2005 third quarter net income available to common shareholders is a favorable impact of 3 cents per share, or $42 million, related to a reduction in tax expense associated with a tax charge taken in the 2004 fourth quarter related to the American Jobs Creation Act based on additional guidance issued by the U.S. Treasury in August 2005.
     Third quarter 2005 net sales of $2.3 billion were 15 percent higher than the 2004 period. The sales increase was driven primarily by the growth of prescription pharmaceuticals, led by PEG-INTRON, REMICADE, TEMODAR and REBETOL. Contributing 5 percent to the sales increase was the U.S. sales contribution from the antibiotics AVELOX and CIPRO and other products under an agreement with Bayer that became effective in October 2004, and 1 percent from the impact of foreign exchange.
     The company noted that net sales under U.S. Generally Accepted Accounting Principles (GAAP) does not include sales of the cholesterol products marketed in partnership with Merck, as the company accounts for the cholesterol joint venture under the equity method as described below. Global cholesterol joint venture net sales, which include VYTORIN and ZETIA, totaled approximately $616 million in the 2005 third quarter, compared to net sales of $340 million in the comparable 2004 period. U.S. cholesterol joint venture net sales for the 2005 period totaled $506 million versus $298 million in 2004. It should be noted that VYTORIN was launched in the United States during the comparable 2004 period. VYTORIN has now been launched in more than 20 countries, and ZETIA in more than 60 countries. Overall, the company shares in approximately 50 percent of the profits of the joint venture with Merck, although there are different profit-sharing arrangements for the cholesterol products in countries around the world. Accordingly, including an adjustment of an assumed 50 percent of global cholesterol joint venture net sales (see note and table below), Schering-Plough’s adjusted net sales for the third quarter of 2005 would have totaled $2.6 billion, an increase of $444 million or 21 percent, as compared to $2.1 billion on a similar adjusted basis in the third quarter of 2004.
     The company utilizes the equity method of accounting for its cholesterol joint venture with Merck. Under the equity method, the company records its share of the income from operations (which includes milestones earned from Merck) in “Equity income from cholesterol joint venture.” “Equity income from cholesterol joint venture” for Schering-Plough totaled $215 million in the 2005 third quarter versus $95 million in the third quarter of 2004. The increase in equity income reflected the quarter’s strong sales performance for VYTORIN and ZETIA. The company noted that it incurs substantial costs, such as selling, general and administrative costs, that are not reflected in “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough.
     On a reported basis, third quarter 2005 sales of Prescription Pharmaceuticals, which do not include sales of the cholesterol joint venture, totaled $1.8 billion, up 18 percent, including a favorable impact from foreign exchange of 1 percent and the sales contribution of AVELOX and CIPRO.
     Among prescription products recording significantly higher sales in the 2005 third quarter were REMICADE, up 26 percent to $237 million, and TEMODAR, up 25 percent to $152 million. REMICADE is a treatment for immune-mediated inflammatory disorders that Schering-Plough markets in countries outside the United States (excluding Japan and certain Far East markets) for rheumatoid arthritis, early rheumatoid arthritis, psoriatic arthritis, Crohn’s disease, plaque psoriasis and ankylosing spondylitis. REMICADE sales were higher primarily due to greater demand, expanded indications and continued market growth. Sales of TEMODAR, a treatment for certain types of brain tumors, grew due to increased utilization for treating newly diagnosed glioblastoma multiforme (GBM), which is the most prevalent form of brain cancer. This new indication was granted U.S. approval in March and European Commission approval in June. Also posting higher sales in the quarter was CAELYX, for the treatment of ovarian cancer, metastatic breast cancer and Kaposi’s sarcoma, up 17 percent to $46 million, largely as a result of increased use in treating ovarian and breast cancer.
     Sales for the company’s PEG-INTRON and REBETOL hepatitis C products rose in the 2005 third quarter, driven primarily by higher sales in Japan as a result of the December 2004 launch of the PEG-INTRON and REBETOL combination therapy. In Japan, PEG-INTRON has become the leading interferon therapy prescribed for the treatment of hepatitis C. Third quarter global sales of PEG-INTRON were up 40 percent to $185 million. U.S. sales of PEG-INTRON decreased 16 percent to $42 million in the third quarter, primarily reflecting a decline in the overall market as compared to the third quarter of 2004. Global sales of REBETOL were up 58 percent to $82 million in the 2005 third quarter.
     In the company’s prescription respiratory business, global NASONEX sales rose 11 percent to $170 million, with U.S. sales climbing 4 percent to $109 million and international sales climbing 26 percent to $61 million, as the product captured greater U.S. and international market share versus the 2004 period. Global CLARINEX sales in the third quarter of 2005 were $157 million, down 10 percent. In the United States, CLARINEX continued to experience reduced market share in a declining market. As a result, U.S. sales decreased 22 percent to $93 million. Sales of CLARINEX outside the United States rose 13 percent to $64 million in the third quarter due to market share gains. International sales of prescription CLARITIN rose 13 percent to $76 million in the third quarter.
     Third quarter 2005 Consumer Health Care sales decreased 2 percent to $235 million. The decline was largely due to lower sales of CLARITIN-D and other OTC products containing the decongestant pseudoephedrine (PSE), reflecting the beginning of the adverse impact of recent restrictions on retail sales of PSE-containing OTC products. Sales of OTC CLARITIN decreased $18 million, or 16 percent, to $92 million. Sales of sun care products increased sharply to total $21 million, benefiting from the successful launch of COPPERTONE CONTINUOUS SPRAY sun care products. Sales of foot care products were essentially unchanged at $85 million.
     Animal Health sales increased 14 percent to $209 million, reflecting higher sales of core products across most geographic areas, led by products serving the U.S. cattle market, and a favorable impact from foreign exchange of 1 percent.
     The company’s gross margin was 66.0 percent for the 2005 third quarter compared with 64.1 percent in the 2004 period, with the improvement primarily stemming from supply chain process improvements and a positive impact from foreign exchange, partly offset by higher royalties related to the Bayer products and the impact of the restructured agreement for INTEGRILIN, which became effective Sept. 1. The company’s gross margin is not impacted by results of operations of the cholesterol joint venture, as these results are reflected in equity income. Schering-Plough said its ongoing focus on operational excellence in all key functions continues to affect the overall cost structure of the company.
     Selling, general and administrative expenses rose 19 percent to $1.1 billion in the third quarter of 2005 versus the prior year, primarily reflecting the addition in the 2004 fourth quarter of Bayer sales representatives, increased selling expenses in Europe to support the continued launch of ZETIA and VYTORIN, and increased promotional spending, primarily for NASONEX and ASMANEX.
     Research and development spending for the 2005 third quarter totaled $566 million. Research and development for the third quarter of 2005 includes the $124 million R&D payment related to exercising the right to develop and commercialize golimumab with Centocor, Inc. The company expects R&D spending to continue to reflect the timing of clinical trials and the progression of the early-stage pipeline.
Recent Developments
The company also offered the following summary of recent significant developments, including:
•	Received a positive opinion for NOXAFIL (posaconazole) Oral Suspension from the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMEA) recommending approval of NOXAFIL for the treatment of certain serious invasive fungal infections in adult patients with refractory disease (failed prior therapy) or who are intolerant to other therapy. NOXAFIL was discovered and developed by Schering-Plough Research Institute. The CHMP recommendation of NOXAFIL serves as the basis for a European Commission approval. (Announced July 28)

•	Reported nationwide availability of ASMANEX TWISTHALER 220 mcg (mometasone furoate inhalation powder), an inhaled corticosteroid approved by the FDA for the maintenance treatment of asthma for patients 12 years of age and older, in conjunction with announcing results of an asthma survey. ASMANEX was discovered and developed by Schering-Plough Research Institute. (Announced Oct. 12)

•	Gained European Commission approval of REMICADE (infliximab) for the treatment of moderate to severe plaque psoriasis. Plaque psoriasis, the most common form of psoriasis, is a chronic, immune-mediated disease that can cause severe physical discomfort and have a significant impact on a person’s quality of life. The Commission approval results in Marketing Authorization with unified labeling valid in all EU-member states, including the current 25 member states as well as Iceland and Norway. (Announced Oct. 6)

•	Exercised its rights to develop and commercialize CNTO 148 (golimumab) with Centocor, Inc., as discussed above. (Announced Aug. 16)

•	Gained exclusive U.S. marketing rights to INTEGRILIN under a restructured agreement, effective Sept. 1, 2005, with Millennium Pharmaceuticals, Inc., as discussed above. (Announced July 22)

•	Received European Commission approval of revised dosing instructions allowing for a shorter, 24-week course of PEG-INTRON and REBETOL combination therapy among a subgroup of patients with chronic hepatitis C virus (HCV) genotype 1 infection and low viral load who achieved rapid virologic response. Approval of this shorter PEG-INTRON and REBETOL combination treatment regimen cuts by half the duration of therapy for a subset of hepatitis C patients with genotype 1 and low viral load. (Announced Oct. 5)

•	Announced results of a head-to-head study comparing the scent and taste of NASONEX (mometasone furoate monohydrate) Nasal Spray, 50 mcg to Flonase® (fluticasone propionate) Nasal Spray. The data showed twice the number of patients preferred NASONEX, which is scent-free and alcohol-free, to Flonase when asked to consider the products’ attributes of scent/odor, immediate taste and after-taste. Efficacy was not measured. The study was published in Treatments in Respiratory Medicine. (Announced Sept. 6)
Third Quarter 2005 Conference Call and Webcast
Schering-Plough will conduct a conference call today at 8 a.m. (EDT) to review the 2005 third quarter results. To listen live to the call, dial 1-877-565-9664 or 1-706-634-5003. A replay of the call will be available starting at approximately 11 a.m. today through 5 p.m. on Oct. 28. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID #8837183.
     A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Schering-Plough corporate Web site, www.schering-plough.com, and clicking on the “Presentations/Webcasts” link. A replay of the webcast will be available starting at approximately 11 a.m. today through 5 p.m. on Nov. 24.
NOTE: Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the company’s overall business. The company believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. The company provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture.

     Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture’s net sales are included as a component of income from operations in the calculation of the company’s “Equity income from cholesterol joint venture.”
DISCLOSURE NOTICE: The information in this press release includes certain “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995, including statements relating to the company’s plans, its progress under the Action Agenda and anticipated timing regarding future performance of the Action Agenda, business prospects, anticipated growth, trends in performance, and the potential of certain products including VYTORIN and ZETIA. Forward-looking statements relate to expectations or forecasts of future events and not to historical information. Actual results may vary materially from the company’s forward-looking statements and there are no guarantees about the performance of Schering-Plough stock or Schering-Plough’s business. A number of risks and uncertainties could cause results to differ from forward-looking statements, including the market viability of the company’s (and the cholesterol joint venture’s) marketed and pipeline products; possible changes in business strategies and the ability to successfully implement those business strategies; general market and economic factors; regulations and legislation; label/use changes and concerns of prescribers or patients relating to Schering-Plough products, other companies’ products or pharmaceutical products generally; existing and new manufacturing issues that may arise; trade buying patterns; patent positions; litigation and investigations; and instability or destruction in a geographic area important to the company. For further details of these and other risks and uncertainties that may impact forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including the company’s 8-K being filed today. The company does not assume any obligation to update any forward-looking statement.
     Schering-Plough is a global science-based health care company with leading pharmaceutical products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs. Schering-Plough’s vision is to earn the trust of the physicians, patients and customers served by its more than 30,000 people around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.
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SCHERING-PLOUGH CORPORATION
Report for the third quarter and nine months ended September 30 (unaudited):
(Amounts in millions, except percentages and per share figures)

	Third Quarter			Nine Months
	2005	2004	%	2005	2004	%
Net Sales	$2,284	$1,978	15	$7,184	$6,088	18
Cost of Sales	775	711	9	2,531	2,241	13
Selling, General and Administrative	1,064	892	19	3,261	2,785	17
Research and Development a/	566	378	50	1,391	1,201	16
Other, Net	—	34		9	112
Special Charges b/	6	26		292	138
Equity Income from Cholesterol Joint Venture	(215)	(95)		(605)	(249)

Income/(Loss) Before Income Taxes	88	32		305	(140)
Income Tax Expense/(Benefit) c/	23	6		162	(28)

Net Income/(Loss)	$65	$26		$143	$(112)

Preferred Stock Dividends	22	12		65	12

Net Income/(Loss) Available to Common Shareholders	$43	$14		$78	$(124)

Diluted Earnings/(Loss) per Common Share	$0.03	$0.01		$0.05	$(0.08)

Average Common Shares Outstanding — Diluted.	1,487	1,475		1,483	1,472
Actual Number of Common Shares Outstanding at September 30	1,478	1,472		1,478	1,472
The Company noted that it incurs substantial costs related to the cholesterol joint venture, such as selling, general and administrative costs, that are not reflected in the “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough.
a/ Research and development for the three and nine months ended September 30, 2005 includes an R&D payment of $124 million, before a tax benefit of $6 million, to Centocor, Inc. for the Company’s exercise of its right to develop and commercialize CNTO 148, a fully human monoclonal antibody being developed as a therapy for the treatment of rheumatoid arthritis and other immune-mediated inflammatory diseases. Research and development for the nine months ended September 30, 2004 includes an $80 million upfront payment in conjunction with the licensing from Toyama Chemical Company Ltd. of garenoxacin, a quinolone antibiotic in development.
b/ Special Charges for the first nine months of 2005 includes an addition of $250 million to the Company’s litigation reserves relating to the investigation by the U.S. Attorney’s Office for the District of Massachusetts into the Company’s marketing, sales, pricing and clinical trial practices, as well as previously disclosed investigations and litigation relating to the company’s practices regarding average wholesale price by the Department of Justice and certain states. Special Charges for the three months ended September 30, 2005 primarily related to the consolidation of the Company’s U.S. biotechnology organizations. Special Charges for the three months ended September 30, 2004 consisted primarily of employee termination costs. Special charges for the nine months ended September 30, 2004 included $111 million of employee termination costs and $27 million of asset impairment charges primarily related to the company’s anticipated exit from a small European research-and-development facility.
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c/ Tax expense for the three and nine months ended September 30, 2005 primarily related to foreign tax expense as the Company did not recognize the benefit of U.S. tax operating losses. The Company’s third quarter tax provision includes a benefit of approximately $42 million related to tax expense recorded in 2004 related to planned earnings repatriations under the American Jobs Creation Act (AJCA). This adjustment of tax expense associated with repatriation under the AJCA is the result of guidance issued by the U.S. Treasury in August 2005. It should be noted that in the fourth quarter ended December 31, 2004, the Company recorded the estimated impact of the intended repatriation of funds under the American Jobs Creation Act.

SCHERING-PLOUGH CORPORATION
Report for the period ended September 30 (unaudited):

Net Sales by Major Product:
(Dollars in Millions)	Third Quarter			Nine Months
	2005	2004	%	2005	2004	%

GLOBAL PHARMACEUTICALS	$1,840	$1,556	18	$5,660	$4,681	21
Remicade	237	188	26	691	535	29
PEG-Intron	185	132	40	537	425	26
Nasonex	170	153	11	552	449	23
Clarinex / Aerius	157	175	(10)	507	530	(4)
Temodar	152	121	25	428	309	38
Integrilin	86	94	(8)	244	245	0
Rebetol	82	52	58	237	239	(1)
Claritin Rx *	76	67	13	287	240	19
Intron A	72	81	(11)	220	239	(8)
Caelyx	46	39	17	135	109	24
Subutex	44	45	(1)	148	136	9
Avelox	41	—		159	—
Cipro	41	—		114	—
Elocon	34	42	(19)	113	127	(11)
Other Pharmaceuticals	417	367	14	1,288	1,098	17
CONSUMER HEALTH CARE	235	239	(2)	895	868	3
OTC	129	150	(14)	453	456	(1)
OTC Claritin	92	110	(16)	340	344	(1)
FOOT CARE	85	86	(2)	258	252	3
SUN CARE	21	3		184	160	15
ANIMAL HEALTH	209	183	14	629	539	17
CONSOLIDATED NET SALES	$2,284	$1,978	15	$7,184	$6,088	18

* Includes international sales of Claritin Rx only. Canadian sales of Claritin are reported in the OTC Claritin line within Consumer Health Care.

NOTE:	Additional information about U.S. and international sales for specific products is available by calling the company or visiting the investor relations Web site at http://ir.schering-plough.com.

SCHERING-PLOUGH CORPORATION
Reconciliation of Non-U.S. GAAP Financial Measure
Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales.

(Dollars in millions)	Three-Months Ended September 30 (unaudited)
	2005	2004

Net Sales, as reported	$2,284	$1,978
50 percent of cholesterol joint venture net sales a/	308	170

Adjusted net sales	$2,592	$2,148

(Dollars in millions)	Nine-Months Ended September 30 (unaudited)
	2005	2004

Net Sales, as reported	$7,184	$6,088
50 percent of cholesterol joint venture net sales a/	817	386

Adjusted net sales	$8,001	$6,474

a/ Total net sales of the cholesterol joint venture for the three months ended September 30, 2005 and 2004 were $616 million and $340 million, respectively. Total net sales of the cholesterol joint venture for the nine months ended September 30, 2005 and 2004 were $1.6 billion and $772 million, respectively.
NOTE: Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the company’s overall business. The company believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. The company provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture. Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture’s net sales are included as a component of income from operations in the calculation of the company’s “Equity income from cholesterol joint venture.” Net sales of the cholesterol joint venture do not include net sales of cholesterol products in non-joint venture territories.
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